Exhibit 99.1

March 15, 2009

Maureen Duffy

Director, Communications

T: 856-309-4546

maureen.duffy@amwater.com

American Water Names Walter Lynch President and Chief

Operating Officer of Regulated Operations and John Young

Chief Water Technology Officer

VOORHEES, N.J., March 15, 2010 – American Water Works Company, Inc. (NYSE: AWK), the largest investor-owned U.S. water and wastewater utility company, announced today that Walter Lynch has been named the president and chief operating officer of its regulated operations. The company also announced that John Young has been named chief water technology officer.

Lynch, formerly the president of regulated utilities, will now not only direct the overall operations of American Water’s regulated states, but will also lead other operations such as engineering, maintenance, SCADA, the central lab, procurement and operational risk management, as well as the company’s business transformation effort. This critical effort will ensure the company employs the proper technology and processes to execute its key strategies.

Young, who currently supports various growth opportunities for the company, will further expand his emphasis on driving larger business development activities. Young, who is also president of the American Water Works Service Co., will continue to lead the company’s information technology, innovation, environmental stewardship and ensure alignment between the organization’s capabilities and potential opportunities to provide water solutions on a large-scale basis.

“Walter’s leadership and John’s industry expertise continue to drive performance and innovation at American Water,” said Don Correll, president and CEO of American Water. “These changes were made to enhance American Water’s capabilities by further aligning our operations, supporting our commitment to provide water and wastewater solutions and implementing best practices across the business.”

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Lynch joined American Water in 2001. In his most recent position, he led the successful performance of American Water’s 20 regulated states as well the company’s two national customer call centers.

Prior to that role, Lynch served as the executive vice president of business operations for the company’s Eastern Division, which encompassed eight states stretching from Tennessee to New York with approximately 2,600 employees. Lynch also served as president of American Water’s Northeast Region, including serving as both president of New Jersey American Water and Long Island American Water. Prior to that, he was president of American Water Products and Services Group, our non-regulated portfolio, which included ten business lines with revenues of more than $500 million. Before joining American Water, Lynch served in a number of leadership roles in various companies in the environmental industry and he also worked for Mobil Oil Corp. A graduate of the U.S. Military Academy at West Point, Lynch holds a Bachelor of Science degree in general engineering and attained the rank of Captain before his departure from the U. S. Army in 1990. He serves on the board of directors of the National Association of Water Companies and serves on its Executive Committee.

Young began his career with American Water in 1977 and has held a variety of executive positions, including chief operating officer, vice president of Operations and Investment Performance, and vice president of Engineering. He is active member of several professional organizations and was recently elected to the WateReuse Foundation Board of Directors. Young also serves as Chairman of the Design-Build Institute of America (DBIA), a member of the board of American Water Works Association, and belongs to the American Society of Civil Engineers. He has also served on the U.S. Environmental Protection Agency’s (EPA) National Drinking Water Advisory Council and several EPA working groups. A registered professional engineer in a number of states, Young holds a bachelor’s degree in civil engineering from Duke University, and a master’s degree in environmental engineering from the University of North Carolina.

About American Water

Founded in 1886, American Water is the largest investor-owned U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs more than 7,000 dedicated professionals who provide drinking water, wastewater and other related services to approximately 16 million people in 35 states as well as Manitoba and Ontario, Canada.

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